Exhibit 28

 FOR IMMEDIATE RELEASE


 CONTACT:
 Larry Dennedy
 MacKenzie Partners, Inc.
 212-929-5500

                      GENGER AND GOTTSTEIN RESPOND TO
                            ESC MEDICAL MAILING

               ECKHOUSE "COMPROMISE" IS NO COMPROMISE AT ALL


           June 17, 1999, New York, New York - - Arie Genger and Barnard Gottstein, two of the largest shareholders of ESC Medical System, Ltd., (Nasdq: ESCMF) with over 17% of the shares outstanding, today issued the following statement in response to the continued misstatements by ESC Chairman, Shimon Eckhouse, designed to mask the real issues and instead further entrench his management:

           "We believe it is critical to the investment value of all ESC shareholders that a new independent Board of Directors be elected to lead ESC back to profitability and to restore the confidence of the medical community, employees and the financial community in ESC. In response to shareholder questions about our intentions, we have publicly committed in our SEC filings and published news advertisements in Israel to use our voting power to support an independent Board with a majority of the Board of ESC at all times consisting of individuals who have no present or prior business affiliation with either of us. This should dispel any notion that we are seeking control of ESC.

           "We have also proposed for the new Board's consideration a clear and substantive two-phase blueprint for restoring ESC's market position and value. Under this plan the Board would be charged with the key task of promptly identifying a new CEO with a successful track record in the medical devices field and proven turnaround expertise.

           "In further seeking to cloud the issues, Eckhouse has asked for a compromise. Eckhouse's idea of a "compromise," however, is no compromise at all. Rather, Eckhouse seeks to maintain his control position as "ACTIVE" Board Chairman with a majority of the current directors beholden to him still intact. In our view, Eckhouse's continued control would seriously hamper the ability of ESC to recruit a truly qualified CEO to begin the rebuilding process. Only with a new Board and a dynamic CEO fully in charge of ESC's operations, and not beholden to Eckhouse or responsible for the failed programs of the past, can confidence be restored in ESC's most important constituencies, its customers and the investing public.

           Messrs. Genger and Gottstein emphasized, "Eckhouse's true motives are proven by the extraordinary lengths he has gone to entrench himself and his beholden directors:

           * FIRST his attorneys have told us they will not honor our perfectly legal blue proxy card;

           * NEXT, we are told Eckhouse intends to use shares repurchased by ESC - which we believe amount to over 10% of ESC's shares outstanding and which have not been issued to him or any other individual -- to vote in favor of himself and his designees. Remember - the company used your money, not Eckhouse's, to buy those shares;

           * FINALLY, Eckhouse has also sought to deny our ability to communicate with over 4000 individual shareholders by flagrantly disobeying a court order to share with us a full list of ESC's beneficial shareholders. Instead he used that same list for his own communications, seriously prejudicing our ability to communicate on an equal footing with beneficial holders of ESC shares -- AS REQUIRED BY A COURT ORDER!! IF HE CAN'T BE TRUSTED TO COMPLY WITH A COURT ORDER, HOW CAN YOU TRUST HIM TO RUN YOUR COMPANY?

           Messrs. Genger and Gottstein concluded, "Eckhouse has continually failed to deliver on his promises. The financial losses at ESC continue. We believe that the Gottstein/Genger Blueprint to Restore Shareholder Value Program outlined in our prior mailings, implemented by an outstanding CEO, with proper oversight and governance by a truly experienced and independent Board, is the best and only means for restoring value at ESC.

           "OUR INTEREST IS THE SAME AS ALL OTHER ESC STOCKHOLDERS -- TO RESTORE VALUE TO ESC. REMEMBER WE OWN OVER 17% OF THE COMPANY. ECKHOUSE HAS FAILED FOR THREE CONSECUTIVE QUARTERS. HE DOES NOT DESERVE ANOTHER CHANCE AND WE CANNOT AFFORD IT."

           THE FULL TEXT OF OUR LATEST LETTER TO SHAREHOLDERS DATED JUNE 15, 1999 FOLLOWS:

                     WE HAVE ALL LOST MORE THAN ENOUGH
               WE MAY NEVER HAVE A SECOND CHANCE TO SAVE ESC
                  VOTE YOUR ENCLOSED NEW BLUE PROXY TODAY!

                                                              June 15, 1999

 Dear Fellow ESC Shareholder:

 In a little more than one week the combined Extraordinary and Annual General Meeting of Shareholders of ESC Medical Systems Ltd. will be held on Wednesday, June 23, 1999 at 10:00 A.M. in New York City.

 WE BELIEVE IT IS CRITICAL TO THE VALUE OF ALL OUR INVESTMENTS IN ESC MEDICAL TO ELECT A NEW INDEPENDENT BOARD OF DIRECTORS TO LEAD ESC BACK TO PROFITABILITY AND TO RESTORE THE CONFIDENCE OF DOCTORS AND THE MEDICAL COMMUNITY, EMPLOYEES, SHAREHOLDERS AND FINANCIAL ANALYSTS.

 * The new board must have a majority of its members who are NOT BEHOLDEN TO SHIMON ECKHOUSE OR RESPONSIBLE FOR THE FAILED PROGRAMS OF THE PAST.

 *    WE CANNOT AFFORD TO HAVE ECKHOUSE AND HIS BOARD MISMANAGE ESC FOR
      ANOTHER YEAR.

 *    THIS MAY BE YOUR ONE AND ONLY CHANCE TO SALVAGE YOUR INVESTMENT IN
      ESC.

 * Please join with us to elect a new Board of Directors by signing, dating and returning promptly the enclosed BLUE proxy.

 * Since Telephone and Internet voting are presently NOT available because of the competing slates of directors, please ACT PROMPTLY!


 In an attempt to win at any cost, ECKHOUSE'S LAWYERS HAVE TOLD US THEY INTEND TO CHALLENGE THE VALIDITY OF THE BLUE PROXIES SENT TO YOU EARLIER. These proxies contained proposals that Eckhouse's management decided to abandon after we had already mailed to most ESC shareholders. Unfortunately, the original yellow proxies we also asked you to sign for the Extraordinary Meeting will not insure our simultaneous success at the Annual Meeting.

 While we believe the previously signed BLUE proxies are PERFECTLY LEGAL DON'T LET THEM ATTEMPT TO DISENFRANCHISE YOU FROM VOTING. PLEASE SIGN THE NEW BLUE PROXY TODAY!

                    DON'T MISS YOUR LAST CHANCE TO VOTE
                  TO SAVE YOUR INVESTMENT IN ESC MEDICAL!


 REMEMBER, we were forced to start this proxy campaign after numerous frustrating efforts to get the ESC Board and management to focus on enhancing the Company's financial performance and increasing the price of ESC's shares. EVEN THOUGH WE TOGETHER OWN ESC'S LARGEST BLOCK OF STOCK
 MORE THAN 4.3 MILLION SHARES OR 17% OF ESC'S OUTSTANDING STOCK   OUR
 CONSTRUCTIVE ADVICE AND OFFERS OF ASSISTANCE WERE REJECTED.

             VOTE YOUR NEW BLUE PROXY TO REPLACE THE OLD BOARD
          VOTE FOR OUR BLUEPRINT TO RESTORE VALUE FOR SHAREHOLDERS

 The new independent Board of Directors proposed by us is composed of highly qualified and experienced professionals well prepared to turn ESC around. They are committed to putting ESC on the right track to profitability and to restoring shareholder value. If you elect the new Board, they will have the mandate to initiate a plan that will address each of the critical business elements within ESC. Tell them you want steps taken to best assure a prompt curtailment of losses by year-end and the repositioning of the Company for profitability and growth for the future.

          OUR BLUEPRINT FOR VALUE PHASE ONE IS AN "INTENSIVE CARE"
              ANSWER DESIGNED TO ADDRESS ESC'S IMMEDIATE NEEDS

 We believe the new independent Board can immediately start to restore confidence in the Company and value for shareholders. Our recommendation is a plan consisting of two phases. If adopted by the new Board, Phase One could be implemented with the assistance of a leading management consulting firm. The new Board would be able to move quickly with this firm and assemble a team with the necessary talents in the medical device field and in turnarounds and corporate strategy within the first ninety days after their election. Phase One should be fully in place by year-end.

 We believe the Phase One steps discussed below are necessary to stop further bleeding and to begin the healing process for the Company and its shareholders.

 * The Board should establish a Committee to recruit a new CEO and review other immediate management needs and make changes as appropriate.
 * The CEO candidates should have PROVEN EXPERIENCE AS A CEO OR CHIEF OPERATING OFFICER OF A SIGNIFICANT MEDICAL DEVICE COMPANY, A TRACK RECORD OF SUCCESSFUL TURNAROUND EXPERIENCE AND A DEMONSTRATED ABILITY TO PROVIDE LEADERSHIP IN A GROWTH ENVIRONMENT.
 * We have already spoken with two qualified candidates that the new Board may want to consider who have indicated serious interest and near term availability. We have already started discussions about other candidates with an internationally recognized executive search firm that the new Board could interview to recruit a top flight CEO.
 * The Board should establish a strong Finance and Capital Committee of the Board that can work with the new CEO TO BRING COST STRUCTURE IN LINE WITH A REALISTIC REVENUE RUN RATE ($120 million using Q1 1999 actual).
 * The Finance and Capital committee should have A PRIORITY TO PRESERVE CASH RESOURCES UNTIL PROFITABILITY IS ASSURED AND SUSTAINED.
 * The new Board and management should take immediate steps, such as the creation of a strong outside Medical Advisory Group, TO RE-ESTABLISH THE CONFIDENCE of customers and create a program to communicate ESC's new dedication to customer satisfaction and support.
 * An advertising and promotional campaign directed to physicians and consumers should be developed to generate traffic and improve their business.

                        THE NEED FOR CHANGE IS CLEAR
                          BUT TIME IS RUNNING OUT!

 * A new pricing structure for certain products, using a significant downpayment and a per use fee, should be considered to stimulate sales while maintaining overall profit margins.
 *    THE WELL-KNOWN AND HIGHLY REGARDED SHARPLAN BRAND NAME SHOULD BE
      REINSTATED.
 * Additional and more appropriate sales incentives should be developed. All of the above initiatives should be supported by major investments in customer service and training.
 * Manufacturing costs, which account for 45% of total costs need to be cut further by considering additional consolidation of facilities and physical plants and elimination of slow moving or low margin products. Headcount plans should be reexamined (950 employees is far too many in light of the low current sales run rate).
 * Sales and Marketing expenses, which were 63% of sales in Q1 1999, ARE OUT OF CONTROL and need to be brought back to not more than 25% - 30% of sales.
 * R & D expenses, which ballooned to 16% because of the dramatic drop of sales in Q1 1999, NEED TO BE BROUGHT BACK TO 8% OF SALES GOING FORWARD. This can be achieved by focusing on high growth projects and outsourcing technology while also stressing product modifications and enhancements most likely to immediately raise profitability and by addressing glaring needs in the marketplace.

                    OUR BLUEPRINT FOR VALUE PHASE TWO IS
                    TO RELAUNCH A STRATEGIC GROWTH PLAN

 WE ARE EXTREMELY CONFIDENT OF THE NEW BOARD'S ABILITY TO RESTORE SHAREHOLDER VALUE BASED ON THE QUALIFICATIONS OF OUR DIRECTOR CANDIDATES AND ON THE SIMILAR EXPERIENCE OF TURNING AROUND LASER. IF ESC'S NEW BOARD TAKES THE SAME STEPS MR. GENGER TOOK OF INSTALLING A NEW MANAGEMENT TEAM AND MONITORING AND SUPPORTING THEM, WE BELIEVE ESC CAN RETURN TO SATISFACTORY GROSS MARGIN PROFITS AND OPERATING PROFITS TARGETS IN THE FIRST FULL YEAR.

 We believe Phase Two of the Blueprint can be fully developed by year-end 1999 and implemented throughout 2000, with the goal to generate sustainable and solid profitability levels and to return ESC to growth.

 * ESC should seek to dramatically increase its current actual quarterly sales run rate, which was only $31 million in Q1 1999. We believe a realistic target must be established because we should not expect to return to the $50-60 million quarterly sales rates overnight.
 * In Phase Two the objective should be to re-launch ESC on a growth trajectory with ANNUAL GROWTH RATE TARGETS OF 15%-20% by continuing to focus on customer service and satisfaction.
 * ESC should focus the strategy on a core group of markets and market segments and exist existing marginal businesses, markets and products.
 * We believe ESC needs to finalize the implementation of sound and effective Management Information and Control Systems and take advantage of opportunities to improve new product introductions by improving communication among R&D, Production and Marketing and especially our customers.
 * ESC should create additional appropriate incentives to attract and retain top-flight talent at all levels of management.
 * ESC NEEDS TO AGGRESSIVELY WORK TO RESOLVE ALL OUTSTANDING LITIGATION, ESPECIALLY THE LAWSUITS FILED BY SHAREHOLDERS CAUSED BY THE HUNDREDS IN MILLIONS IN CLAIMED MARKET VALUE LOSSES, BUT ALSO THE LAWSUITS AND CLAIMS BY OUR PHYSICIAN CUSTOMERS.
 * ESC must also create a capital program to address liquidity requirements and to develop real alternatives regarding the $115 million in Convertible Bonds that come due and payable on September 1, 2002.

 Finally, ESC must continue a communication program to keep shareholders, potential shareholders and industry analysts fully informed as to the current progress of ESC and its realistic outlook.

            ENOUGH IS ENOUGH WE CAN'T AFFORD ANY MORE UNFORESEEN
         LOSSES, DRAMATIC SALES DECLINES, AND SURPRISE WRITE-OFFS!

 In his recent proxy mailing to you, Shimon Eckhouse asked you to support his "current version" of a strategic plan. Even this most recent strategy, which we believe is in response to our proxy contest, is superficial and seriously flawed. It fails to address ESC's most critical problems, lacks specific details, and offers no means or metrics to measure progress. LET US NOT FORGET THAT THIS PLAN IS OFFERED BY ECKHOUSE, WHO HAS FAILED TO DISMALLY TO DELIVER ON HIS PROMISES.

 * THE VALUE OF OUR ESC SHARES IN THE PAST TWELVE MONTHS FELL ALMOST 90% FROM A HIGH OF $46.50 TO A LOW OF $4.75 PER SHARE.

 * DETERIORATING PRODUCT QUALITY, POOR CUSTOMER SERVICE AND SUPPORT ON TOP OF POOR FISCAL MISMANAGEMENT HAVE ALL CONTRIBUTED TO THE SERIOUS REVENUE PROBLEM AND FINANCIAL CRISIS FACING ESC MEDICAL.

 * WE BELIEVE ECKHOUSE'S CURRENT BOARD OF DIRECTORS HAS TO BE HELD RESPONSIBLE FOR THESE CATASTROPHIC RESULTS.

                  REPLACE THE ECKHOUSE BOARD OF DIRECTORS!
                      VOTE YOUR NEW BLUE PROXY TODAY!

 In summary, we believe the "Blueprint to Restore Shareholder Value" program is a practical business plan. It is designed to stop the bleeding and to bring in new leadership, create an emphasis on customer service and satisfaction, and focus on restoring shareholder value. WE BELIEVE THE PLAN IS ACHIEVABLE AND HAS BEEN BUILT UPON PROGRAMS TESTED AND USED SUCCESSFULLY AT LASER INDUSTRIES.

                    SHAREHOLDERS HAVE TOO MUCH AT STAKE!
                   WE CAN NO LONGER AFFORD TO BELIEVE IN
                   SHIMON ECKHOUSE OR HIS "PHANTOM" PLAN!

 TIME IS SHORT! We urge you to take the time now to sign, date and return the enclosed new BLUE proxy. Thank you for your continued support.

                                 Sincerely,


     /s/ Barnard J. Gottstein                          /s/ Arie Genger



             VOTE FOR A BUSINESS PLAN THAT YOU CAN BELIEVE IN!

                 VOTE FOR DIRECTORS THAT YOU CAN DEPEND ON!

 Any questions or requests for assistance or additional copies of this Open Letter to Shareholders, the Proxy, the Proxy Statement and any other related materials may be directed to the Information Agent at the address and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning Mr. Genger's and Mr. Gottstein's proposal (the "Proposal").

                 THE INFORMATION AGENT FOR THE PROPOSAL IS:

                                 MACKENZIE
                               PARTNERS, INC.
                              156 FIFTH AVENUE
                          NEW YORK, NEW YORK 10010
                       (212) 929-5500 (CALL COLLECT)
                                     OR
                       CALL TOLL-FREE: (800) 322-2885

                     VOTE TO STOP THE BLEEDING AT ESC!

                       VOTE THE NEW BLUE PROXY TODAY!